EXHIBIT 3.13

AMENDED & RESTATED
LIMITED PARTNERSHIP AGREEMENT
Matrix Investments, L.P.
 A CALIFORNIA
LIMITED PARTNERSHIP
THIS AMENDED & RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is entered into to be effective as of December 31, 2016, by and among Matrix Oil Management Corporation, a California Corporation, having an office at 920 Garden Street Suite B, Santa Barbara, California as the sole general partner of the Partnership (the “General Partner”), and the parties executing this Agreement as limited partners of the Partnership who are identified on Schedules A, B, C and D of this Agreement (“Limited Partners” or individually, a “Limited Partner”).
R E C I T A L S
A. The partnership subject to this Agreement (the “Partnership”) was formed as a limited partnership under the California Revised Limited Partnership Act (the “RLPA”) pursuant to that certain Certificate of Limited Partnership filed with the Secretary of State of the State of California effective on April 22, 2004, as amended (the “Certificate”), and that certain Limited Partnership Agreement made and entered into effective as of August 23, 2004 (“Original Agreement”).
B. Together with certain affiliates, the Partnership issued certain subordinated promissory notes effective as of June 15, 2016, and accepted certain advances during 2016 which, in each case, have been subordinated to the Partnership’s senior secured indebtedness (collectively, and as further defined in Section 1.4 below, the “Subordinated Debt”).
C. The Partnership was the recipient of all proceeds of the Subordinated Debt and, accordingly, the Partnership became the primary obligor with respect to payment of the respective amounts thereof.
D. The Partners desire to enter into this Agreement to amend the Original Agreement (i) to create three classes of preferred limited partnership interests; (ii) to authorize the issuance of certain preferred limited partnership interests to holders of the Subordinated Debt in exchange for such Subordinated Debt; and (iii) to admit as Limited Partners of the Partnership those holders of Subordinated Debt who exchange such Subordinated Debt for preferred limited partnership interests; and (iv) to address certain other matters.
E. The Partners have unanimously agreed to continue together as partners of Partnership pursuant to the terms and conditions of this Agreement and in furtherance thereof to amend the Original Agreement so that the terms and conditions of this Agreement supersede the
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terms and conditions of the Original Agreement and become the terms and conditions governing the relationships among and between the Partners, including all newly admitted Partners, with respect to the Partnership from and after the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE ONE
PARTNERSHIP ORGANIZATION
Section 1.1 Partnership Name.
The name of the Partnership will be Matrix Investments, L.P. and the Partnership will do business, execute contracts, and hold property in that name. The Partnership may also do business under such fictitious names as the General Partner may from time to time determine.
Section 1.2 Partnership Formation.
(a) Signature Pages. Intending to be bound by the terms of this Agreement each Limited Partner has signed and dated a Limited Partner Signature Page and Power of Attorney (“Signature Page”) setting forth the amount of cash or other property contributed by each. The name, address, and contribution of each of the Class A Partners appear on Schedule A hereto, the name, address, and contribution of each of the Class B Limited Partners appear on Schedule B hereto, the name, address, and contribution of each of the Class C Limited Partners appear on Schedule C hereto, and the name, address, and contribution of each of the Class D Limited Partners appear on Schedule D hereto, each of which is attached to this Agreement and incorporated herein by reference.
(b) Certificate of Limited Partnership. Prior to execution and delivery of this Agreement by all of the Partners, the General Partner  has executed, acknowledged, and caused to be filed with the California Secretary of State the Certificate as required by the RLPA.
Section 1.3 Office and Agent for Service of Process.

The Partnership will continuously maintain an office and agent for service of process in the State of California as required by the RLPA. The initial office will be located at 920 Garden Street, Suite B, Santa Barbara, California and the initial agent will be Michael McCaskey, as set forth in the Certificate. The office and agent may be changed from time to time by the General Partner.

Section 1.4 Certain Definitions.

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Actual Depletion Deductions” means, with respect to any Partner, such Partner’s actual depletion allowance with respect to the Partnership’s oil and gas properties; provided that, for
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purposes of this Agreement and computing a Partner’s Capital Account, such Partner’s Actual Depletion Deductions with respect to any single Partnership oil and gas property shall not exceed the adjusted basis of such oil and gas property allocated to such Partner (or its predecessor in interest) pursuant to Code Section 613A(c)(7)(D).  Each Partner shall notify the Partnership of the amount of its Actual Depletion Deductions within 60 days of the end of each Fiscal Year.

“Actual Gains or Actual Losses” means respectively and with respect to any Partner (i) the excess, if any, of such Partner’s share of the total amount realized from a disposition of any Partnership oil or gas property over such Partner’s remaining adjusted tax basis in such property, (ii) the excess, if any, of such Partner’s remaining adjusted tax basis in such property, or (iii) the excess, if any, of such Partner’s remaining adjusted tax basis in such property over such Partner’s share of the total amount realized by the Partnership from the disposition if such property.  A Partner’s share of the total amount realized from the disposition of Partnership oil or gas property shall be determined pursuant to Regulation Section 1.704-1(b)(2)(v).

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(i)
Credit to such Capital Account any amounts which such Partner is obligated to restore to the Partnership pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) or -2(i)(5) of the Regulations; and

(ii)	Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5), and (d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Capital Account” shall mean a book account which shall be maintained by the Partnership in accordance with the following provisions for each Partner (and subsequent transferee of a Partner);

(i)
To each Partner’s Capital Account, there shall be credited the amount of cash contributed by such Partner, the initial Carrying Value of any other asset contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership assumes or takes subject to), such Partner’s distributive share of Net Profits, the amount of any Partnership liabilities assumed by the Partner, and any other items in the nature of income or gain that are allocated to such partner; and

(ii)
To each Partner’s Capital Account there shall be debited the amount of cash distributed to the Partner, the Carrying Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Partner assumes or takes subject

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to), the amount of any Partner liabilities assumed by the Partnership, and such Partner’s distributive share of Net Losses and any other items in the nature of expenses or losses that are allocated to such Partner.

In the event that a Partner’s Partnership Interest or portion thereof is transferred, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Partnership Interest or portion thereof so transferred.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contributions” shall mean for any Partner at the particular time in question, the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Partnership.

“Carrying Value” shall mean with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Partners.  The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:
The initial Carrying Value of any asset contributed by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution as determined in good faith by the General Partner;
The Carrying Value of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner, upon (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for a Capital Contribution that is not de minimis; (ii) the distribution by the Partnership to a Partner of Partnership property that is not de minimis as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership as provided in Article 8;
The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the General Partner;
The Carrying Value of an asset shall be adjusted by Depreciation, and Actual or Simulated Depletion Deductions, taken into account with respect to such asset for purposes of computing Net Profits and Net Losses, and shall be further adjusted to reflect adjustments to Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to the extent not otherwise reflected in adjustments to Carrying Values; and
The Carrying Value of Partnership assets shall be adjusted at such other times as required in the applicable Regulations.
“Class” means a class of Partnership Interests of the Partnership, which may be any of the Class A General Partnership Interests, the Class A Limited Partnership Interests, the Class B
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Limited Partnership Interests, the Class C Limited Partnership Interests, or the Class D Limited Partnership Interests, as applicable.
“Class A Limited Partner” means a Class A Partner that is a Limited Partner.
“Class A Limited Partnership Interest” means a certain Class of Limited Partnership Interest of the Partnership designated as “Class A Limited Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in this Agreement.
“Class A Partner” means a Partner holding a Class A Partnership Interest.  Each Limited Partner that holds a Class A Partnership Interests shall be a Class A Partner and may be referred to herein from time to time as a “Class A Limited Partner” and the General Partner shall be deemed a Class A Partner for purposes of this Agreement.
“Class A Partnership Interest” means a certain Class of Partnership Interest of the Partnership designated as “Class A Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in this Agreement.  The interest of each Class A Limited Partner and the interest of the General Partner shall be deemed a Class A Partnership Interests for purposes of this Agreement.
“Class A Sharing Ratio” shall mean for any Partner holding Class A Partnership Interests, the proportion that such Partner’s Class A Partnership Interest bears to the total Class A Partnership Interests outstanding as of the date of such determination, which, for any Partner shall be the percentage set forth opposite the name of such Partner on Schedule A hereto; provided that the Sharing Ratios shall be appropriately adjusted from time to time in the event of any assignment of Class A Partnership and/or issuance of additional Class A Partnership Interests in accordance with terms of this Agreement.

“Class B Capital Contribution” shall mean, with respect to each Class B Limited Partner, the aggregate principal amount of Subordinated Debt of the Partnership exchanged for Class B Limited Partnership Interests of the Partnership pursuant to this Agreement.  In each case, the amount of aggregate principal amount of such indebtedness shall be deemed the amount of such Class B Capital Contribution, and all outstanding interest with respect thereto, if any, shall not be contributed to the Partnership but shall be deemed an account payable of the Partnership to the Class B Limited Partner that has contributed the principal amount of such indebtedness.
“Class B Limited Partner” means a Partner holding Class B Limited Partnership Interests.
“Class B Limited Partnership Interest” means a certain Class of Limited Partnership Interest of the Partnership designated as “Class B Limited Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in this Agreement.
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“Class B Preferred Return” shall mean, with respect to all Class B Limited Partnership Interests, a cumulative and annually compounded return equal to 6.0% per annum on the Class B Capital Contributions of each respective Class B Limited Partner calculated from the date on which the respective Capital Contribution was received and accepted by the Partnership until the date that such Class B Capital Contribution is returned to the Class B Limited Partner or the date of determination of the Class B Preferred Return, as applicable.
“Class B Sharing Ratio” shall mean for any Partner holding Class B Limited Partnership Interests, the proportion that such Partner’s Class B Limited Partnership Interest bears to the total Class B Limited Partnership Interests outstanding as of the date of such determination, which, for any Partner shall be the percentage set forth opposite the name of such Partner on Schedule B hereto; provided that the Sharing Ratios shall be appropriately adjusted from time to time in the event of any assignment of Class B Limited Partnership and/or issuance of additional Class B Limited Partnership Interests in accordance with terms of this Agreement.
“Class C Capital Contribution” shall mean, with respect to each Class C Limited Partner, the aggregate principal amount of Subordinated Debt of the Partnership exchanged for Class C Limited Partnership Interests of the Partnership pursuant to this Agreement.  In each case, the amount of aggregate principal amount of such indebtedness shall be deemed the amount of such Class C Capital Contribution, and all outstanding interest with respect thereto, if any, shall not be contributed to the Partnership but shall be deemed an account payable of the Partnership to the Class C Limited Partner that has contributed the principal amount of such indebtedness.
“Class C Limited Partner” means a Partner holding Class C Limited Partnership Interests.
“Class C Limited Partnership Interest” means a certain Class of Limited Partnership Interest of the Partnership designated as “Class C Limited Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in this Agreement.
“Class C Preferred Return” shall mean, with respect to all Class C Limited Partnership Interests, a cumulative and annually compounded return equal to 10.0% per annum on the Class C Capital Contributions of each respective Class C Limited Partner calculated from the date on which the respective Capital Contribution was received and accepted by the Partnership until the date that such Class C Capital Contribution is returned to the Class C Limited Partner or the date of determination of the Class C Preferred Return, as applicable.
“Class C Sharing Ratio” shall mean for any Partner holding Class C Limited Partnership Interests, the proportion that such Partner’s Class C Limited Partnership Interest bears to the total Class C Limited Partnership Interests outstanding as of the date of such determination, which, for any Partner shall be the percentage set forth opposite the name of such Partner on Schedule C hereto; provided that the Sharing Ratios shall be appropriately adjusted from time to time in the event of any assignment of Class C Limited Partnership and/or issuance of additional Class C Limited Partnership Interests in accordance with terms of this Agreement.
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“Class D Capital Contribution” shall mean, with respect to each Class D Limited Partner, the aggregate principal amount of Subordinated Debt of the Partnership exchanged for Class D Limited Partnership Interests of the Partnership pursuant to this Agreement.  In each case, the amount of aggregate principal amount of such indebtedness shall be deemed the amount of such Class D Capital Contribution, and all outstanding interest with respect thereto, if any, shall not be contributed to the Partnership but shall be deemed an account payable of the Partnership to the Class D Limited Partner that has contributed the principal amount of such indebtedness.
“Class D Limited Partner” means a Partner holding Class D Limited Partnership Interests.
“Class D Limited Partnership Interest” means a certain Class of Limited Partnership Interest of the Partnership designated as “Class D Limited Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in this Agreement.
“Class D Preferred Return” shall mean, with respect to all Class D Limited Partnership Interests, a cumulative and annually compounded return equal to 3.50% per annum on the Class D Capital Contributions of each respective Class D Limited Partner calculated from the date on which the respective Capital Contribution was received and accepted by the Partnership until the date that such Class D Capital Contribution is returned to the Class D Limited Partner or the date of determination of the Class D Preferred Return, as applicable.
“Class D Sharing Ratio” shall mean for any Partner holding Class D Limited Partnership Interests, the proportion that such Partner’s Class D Limited Partnership Interest bears to the total Class D Limited Partnership Interests outstanding as of the date of such determination, which, for any Partner shall be the percentage set forth opposite the name of such Partner on Schedule D hereto; provided that the Sharing Ratios shall be appropriately adjusted from time to time in the event of any assignment of Class D Limited Partnership and/or issuance of additional Class D Limited Partnership Interests in accordance with terms of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Depletable Property” means interests in oil, gas or other minerals eligible for depletion under Section 613 or 613A of the Code.
“Depreciation” shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the General Partner).
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“FIFO” shall mean, in regard to distributions to Limited Partners with respect to Preferred Return, that such distributions shall first be applied toward payment of unpaid Preferred Return in the order of its daily accumulation with respect to each respective Capital Contribution such that amounts of Preferred Return that accumulate first are paid first.
“Fiscal Year” shall have the meaning ascribed to it in Section 5.8.
“Limited Partnership Interest” shall mean the interest of a Limited Partner in the Partnership and in this Agreement, subject to the obligations of such Limited Partner set forth in this Agreement.
“Minimum Gain” shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Regulations.
“Net Profit” or “Net Loss” shall mean, with respect to any Fiscal Year or other fiscal period, the net income or net loss of the Partnership for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Code (including any items that are separately stated for purposes of Section 702(a) of the Code, with the following adjustments:
(a) any income of the Partnership that is exempt from federal income tax shall be included as income;
(b) either such Partner’s distributive share of Simulated Gain or Simulated Loss and Simulated Depletion Deductions, or if the Partner elects to use Actual Depletion Deductions pursuant to Regulations Section 1.704-1(b)(2)(iv)(k)(3), such Partner’s Actual Gains or Actual Losses and Actual Depletion Deductions;
(c) any expenditures of the Partnership that are described in Section 705(a)(2)(B) of the Code or treated as so described pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;
(d) if Partnership assets are distributed to the Partners in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;
(e) in the event the Carrying Value of any Partnership asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
(f) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference
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to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;
(g) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal year or other period; and
(h) items specially allocated under Section 6.2 shall be excluded.
“Partnership Interest” shall mean the interest of a Partner in the Partnership and in this Agreement, subject to the obligations of such Partner set forth in this Agreement.
“Partner Nonrecourse Debt” shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.
“Partner Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Regulations.
“Partnership Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.
“Regulations” shall mean the temporary and final income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
“Regulatory Allocations” shall have the meaning in Section 6.2(d) of this Agreement.
“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Regulations, except that if the Carrying Value of an oil and gas property differs from its adjusted tax basis at the beginning of such allocation year, Simulated Depletion shall be an amount which bears the same ratio to such beginning Carrying Value as the Actual Depletion for such allocation year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of an oil and gas property at the beginning of the allocation year is zero, Simulated Depletion shall be determined with the reference to such beginning Carrying Value using any reasonable method selected by the Partner.  In computing such amounts, the Partners shall have complete and absolute discretion to make any and all permissible elections.
“Simulated Gains and Simulated Losses” means, respectively, the simulated gains or simulated losses computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Regulations.  In computing such simulated gains and losses, the Partners shall have complete and absolute discretion to make any and all permissible elections.
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“Subordinated Debt” shall mean, any of the approximately $20,124,000.00 in aggregate principal amount of certain subordinated promissory notes jointly issued between June 6, 2016 and August 22, 2016, by the following entities as borrowers:  Matrix Oil Management Corporation, a California corporation, Matrix Oil Corporation, a California corporation, Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, Matrix Pipeline L.P., a California limited partnership, Matrix Royalty, LP, a Texas limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.

ARTICLE TWO
TERM AND PURPOSE
Section 2.1 Term of Partnership.
The term of the Partnership commenced on the filing of the Certificate with the California Secretary of State. The Partnership will terminate on December 31, 2031 (the “Termination Date”) unless the Partners elect to continue its existence as provided in Article Eight.
Section 2.2  Objects and Purposes.
The Partnership is formed for and will have the power to accomplish the following objects and purposes:
(a) Specifically, to own, manage and control various oil and gas properties. These oil and gas producing properties are more particularly described on Schedule B.
(b) In general, to do and perform everything necessary, advisable, suitable or proper for the conduct of the Partnership's business and for carrying out the purposes and objects enumerated above.
ARTICLE THREE
CAPITAL CONTRIBUTIONS
Section 3.1  Initial Capital Contributions.
(a) Prior to the date hereof, the General Partner and each of the Class A Partners named on Schedule A have contributed to the Partnership cash, property and services in the amounts set out next to their respective names on Schedule A, which amounts constitute the adjusted Capital Accounts of such Partners as holders of Class A Partnership Interests as of the date hereof, as adjusted from time to time to reflect the allocation to such Partners of profits, losses and other items pursuant to this Agreement resulting from operation of the Partnership, as well as additional capital contributions (if any) from such Partners and distributions (if any) to such Partners from time to time, and such amounts are reflected on the books and records of the Partnership.
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(b) Effective as of the date hereof, pursuant to this Agreement and terms and conditions of certain note exchange agreements by and between the Partnership and each of the holders of certain Subordinated Debt described below, each of the Partners has authorized the Partnership to issue and deliver, and the Partnership has issued and delivered, the following Limited Partnership Interests in exchange for the Subordinated Debt, and each of the Partners has consented and agreed to the admission of each such holder as a Limited Partner of the Partnership, as follows:

(i)
To each respective holder identified on Schedule B hereto, in exchange for the aggregate principal amount of all Subordinated Debt described on Schedule B hereto held by such holder, the Partnership has issued Class B Limited Partnership Interests in the respective amount indicated opposite the name of each such Subordinated Debt holder on Schedule B hereto, and each such holder has been (and is hereby) admitted by the Partnership as a Class B Limited Partner of the Partnership, holding the amount of such Class with the respective associated initial Capital Account set forth on Schedule B hereto for all purposes of the Partnership; provided, however, that (x) all unpaid interest accrued with respect to such Subordinated Debt shall not be exchanged for Limited Partnership Interests but, concurrently with such exchange, such amount shall become an unsecured account payable of the Partnership to such former Subordinated Debt holder and thereafter no interest shall accrue with respect to such account payable, and (y) the Subordinated Debt so exchanged shall be deemed cancelled and terminated for all purposes.

(ii)
To each respective holder identified on Schedule C hereto, in exchange for the aggregate principal amount of all Subordinated Debt described on Schedule C hereto held by such holder, the Partnership has issued Class C Limited Partnership Interests in the respective amount indicated opposite the name of each such Subordinated Debt holder on Schedule C hereto, and each such holder has been (and is hereby) admitted by the Partnership as a Class C Limited Partner of the Partnership, holding the amount of such Class with the respective associated initial Capital Account set forth on Schedule C hereto for all purposes of the Partnership; provided, however, that (x) all unpaid interest accrued with respect to such Subordinated Debt shall not be exchanged for Limited Partnership Interests but, concurrently with such exchange, such amount shall become an unsecured account payable of the Partnership to such former Subordinated Debt holder and thereafter no interest shall accrue with respect to such account payable, and (y) the Subordinated Debt so exchanged shall be deemed cancelled and terminated for all purposes.

(iii)
To each respective holder identified on Schedule D hereto, in exchange for the aggregate principal amount of all Subordinated Debt described on Schedule D hereto held by such holder, the Partnership has issued Class D Limited Partnership Interests in the respective amount indicated opposite

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the name of each such Subordinated Debt holder on Schedule D hereto, and each such holder has been (and is hereby) admitted by the Partnership as a Class D Limited Partner of the Partnership, holding the amount of such Class with the respective associated initial Capital Account set forth on Schedule D hereto for all purposes of the Partnership; provided, however, that (x) all unpaid interest accrued with respect to such Subordinated Debt shall not be exchanged for Limited Partnership Interests but, concurrently with such exchange, such amount shall become an unsecured account payable of the Partnership to such former Subordinated Debt holder and thereafter no interest shall accrue with respect to such account payable, and (y) the Subordinated Debt so exchanged shall be deemed cancelled and terminated for all purposes.

Collectively, all Limited Partners holding Class B Limited Partnership Interests, Class C Limited Partnership Interests or Class D Limited Partnership Interests are the “Preferred Limited Partners”.

Section 3.2 Percentage Interest Defined.

(a) In return for his, her, or its initial capital contribution, each Class A Partner has received the percentage interest in the aggregate Class A Partnership Interests of the Partnership set forth on Schedule A hereto. As used in this Agreement, “Percentage Interest” with respect to any Class A Partner means the percentage shown on Schedule A, as adjusted from time to time pursuant to the terms of this Agreement. To the extent that a Class A Partner has received, or receives, a Class A Partnership Interest, and such Class A Partner’s Class A Sharing Ratio exceeds the amount of such Partner’s Capital Contribution over all of the Capital Contributions of the Class A Partners in the aggregate as a percentage, then such Class A Partner’s “Percentage Interest” shall be classified as a “profits interest” to the extent of such excess within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or other corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable tax laws).

(b) In return for his, her, or its initial capital contribution, each Class B Limited Partner has received the percentage interest in the aggregate Class B Partnership Interests of the Partnership set forth on Schedule B. As used in this Agreement, “Percentage Interest” with respect to any Class B Partner means the percentage shown on Schedule B, as adjusted from time to time pursuant to the terms of this Agreement.

(c) In return for his, her, or its initial capital contribution, each Class C Partner has received the percentage interest in the aggregate Class C Partnership Interests of the Partnership set forth on Schedule B. As used in this Agreement, “Percentage Interest” with respect to any Class C Partner means the percentage shown on Schedule C, as adjusted from time to time pursuant to the terms of this Agreement.

(d) In return for his, her, or its initial capital contribution, each Class D Partner has received the percentage interest in the aggregate Class D Partnership Interests of the Partnership set forth on Schedule B. As used in this Agreement, “Percentage Interest” with respect to any
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Class D Partner means the percentage shown on Schedule D, as adjusted from time to time pursuant to the terms of this Agreement.

Section 3.3 Capital Accounts.
The Partnership will establish and maintain for each Partner an individual capital account (“Capital Account”), the accounting for which will be in accordance with section 1.704-1(b)(2)(iv) of the Regulations. If a Partner assigns his, her, or its interest in the Partnership, the Partner's Capital Account will carry over to the transferee as required by Section 1.704-1(b)(2)(iv)(1) of the Regulations.
Section 3.4 Additional Capital Contributions.
(a) No Partner will be required to contribute additional capital to the Partnership. In the event the General Partner determines additional capital is necessary or desirable in conduct of the Partnership business, they will so notify the Class A Partners in writing, stating the amount of capital proposed to be raised. Each Class A Partner that is a Limited Partner will have the right to contribute a share of the capital in proportion to his, her, or its Class A Partnership Percentage Interest. The General Partner will make up the difference resulting from any non-contributing Partner. Any non-contributing Class A Partner will be required to pay the General Partner one hundred and seventy-five percent (175%) of the additional capital contributed by the General Partner from that non-contributing Partner's distributions.
Section 3.5 Interest on Capital Contributions.
No Partner is entitled to receive interest on his, her, or its capital contributions.
ARTICLE FOUR
 PARTNERS
Section 4.1 Limited Liability.
Except as specifically provided in this Agreement or by law, Limited Partners (including all Preferred Limited Partners) have no liability beyond their investment in the Partnership for any debts or obligations of the Partnership.
Section 4.2 Additional Limited Partners.

Additional Limited Partners may be admitted to the Partnership only on approval of the General Partner and a majority of the Percentage Interests held by the Class A Limited Partners. The terms of admission must also be approved by a majority of Percentage Interests held by the Class A Limited Partners. Notwithstanding this provision, substituted Limited Partners may only be admitted pursuant to the terms of Article Seven.

Section 4.3 Loans to the Partnership.

Any loans or additional contributions made to the Partnership (whether from Partners or others) will be repayable by the Partnership on terms determined by the General Partner to be
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reasonable. Loans may bear reasonable interest and will constitute obligations of the Partnership prior to the capital interests of the Partners, whether on termination or otherwise.
Section 4.4 Voting Rights.
The business of the Partnership will be managed by the General Partner, and the Limited Partners will have no right to vote or participate in the affairs of the Partnership except as specifically provided in this Agreement.
(a) Actions Requiring Unanimous Approval. The unanimous vote or written consent of all Partners will be required to:
(i)	increase the required contribution of a Partner;
(ii)	compromise a Partner's obligation to make a required contribution or return an improper distribution;
(iii)	alter the Percentage Interest of a Partner or the priority of a Partner as to distributions, except as provided in this Agreement; and
(iv)	amend this Agreement so as to alter, directly or indirectly, the actions requiring unanimous approval of Partners.
(b) Actions Requiring More than Majority Vote. The vote or written consent of Class A Limited Partners holding at least sixty percent (60%) of the Percentage Interests then held by Class A Limited Partners is required to: (i) remove a general partner; or (ii) admit a new general partner; or (iii) elect to continue the Partnership after a general partner ceases to be a general partner where there is no remaining or surviving general partner.
(c) Actions Requiring Majority Vote.  The vote or written consent of the Class A Limited Partners holding at least a majority of the Percentage Interests then held by Class A Limited Partners is required to approve:
(i)	the dissolution and winding up of the Partnership as provided in Article Eight;
(ii)	the merger of the Partnership or the sale, exchange, lease, transfer, mortgage, pledge, or encumbrance of all or a substantial portion of its assets other than in the ordinary course of business;
(iii)	the incurrence of indebtedness other than in the ordinary course of its business;
(iv)	a change in the nature of the business of the Partnership; and
(v)	transactions in which the General Partner has an actual or potential conflict of interest with the Limited Partners or the Partnership.
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(d) Rights Not Exclusive.  The voting rights provided in this Section 4.4 are not intended to be exclusive and are in addition to other voting and approval rights found elsewhere in this Agreement.
Section 4.5 Meetings.
(a) Date, Place, and Time.  Meetings may be held at such place and time as the General Partner may determine but not less than annually. Written minutes of meetings will be recorded and made available for inspection at the Partnership office.
(b) Call.  Except as otherwise provided in the RLPA, meetings may be called at any time by the General Partner or Class A Limited Partners holding, in the aggregate, at least ten percent (10%) of the Class A Percentage Interests. On written request to the General Partner by Limited Partners entitled to call a meeting, the General Partner must immediately give notice of the meeting as provided in subsection (c) of this Section 4.5. If notice is not so given within 20 days of the call, the Partners calling the meeting may give the notice.
(c) Notice.  Written notice of meetings must be provided to the General Partner and each Class A Limited Partner not less than 10 or more than 60 days before the date of the meeting. The notice must specify the time, place, date, and hour of the meeting and the general nature of the business to be conducted. No business, except that approved by unanimous consent of Partners, will be valid unless the general nature of that business is specified in the notice. Notice must be given personally, or by first class mail, Federal Express, UPS. (overnight or second-day air), or other delivery service of similar reliability. Notice will be deemed delivered when properly posted or delivered, charges prepaid, to the carrier.
(d) Quorum.  The presence at a meeting, in person or by proxy, of Partners holding a majority of Class A Percentage Interests will constitute a quorum for the transaction of business. Partners present at a meeting at which a quorum is present may continue to transact business, notwithstanding the loss of a quorum, if Partners holding at least a majority of Class A Percentage Interests approve the actions taken.
(e) Waiver of Notice and Consent.  The actions taken at a meeting, however called and noticed and wherever held, will have the same validity as if taken at a meeting properly called, noticed, and held, if a quorum is present in person or by proxy, and if, either before or after the meeting, each Partner entitled to vote, who was not present in person or by proxy, signs a written waiver of notice and consent, or otherwise approves in writing, the holding of the meeting and the actions taken. All such waivers must be filed with the Partnership records and be made a part of the minutes of the meeting.
(f) Attendance as Waiver.  Attendance at a meeting constitutes waiver of notice of that meeting, except when the Partner objects to the transaction of business at the beginning of the meeting because the meeting is not lawfully called, noticed, or held; and except that attendance at a meeting does not constitute a waiver of the right to object to the transaction of business not specified in the notice of meeting, if that objection is expressly made at the meeting.
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(g) Attendance by Telephone.  Partners may participate in any meeting by conference telephone or similar communications medium that permits all Partners participating to hear one another at the same time. A Partner so participating is deemed present at the meeting.
(h) Proxies.  Any Partner entitled to vote on any matter may, by written proxy, appoint one or more agents to vote in his, her, or its place. Proxies must be executed by the appointing Partner, either personally or by attorney- in-fact, and be filed with the General Partner.
Section 4.6 Action by Written Consent.
Any action that may be taken at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken, is signed and delivered to the Partnership by Partners holding not less than the minimum voting power required to authorize or approve the action taken. Whenever Class A Limited Partners are requested to consent on a matter without a meeting (other than an action relating to a matter described under Section 4.4(a) of this Agreement), each Class A Limited Partner must be given notice in the manner prescribed in subsection (c) of Section 4.5. Whenever Partners are requested to consent without a meeting to a matter described in Section 4.4(a) of this Agreement, each Limited Partner must be given notice in the manner prescribed in subsection (c) of Section 4.5. If the General Partner, or Class A Limited Partners holding more than 10 percent (10%) of the Percentage Interests then held by all Class A Limited Partners, requests a meeting for the purpose of discussing or voting on the matter, notice of meeting must be given as prescribed in subsection (c) of Section 4.5 and no action may be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting will be effective 15 days after the required minimum number of votes has been exercised in favor of the action; however, unless the action requires the unanimous approval of the Partners under Section 4.4(a) of this Agreement, the action will be effective immediately if the General Partner and Class A Limited Partners representing at least 90 percent (90%) of the Class A Percentage Interests of Limited Partners have signed the consent. All such consents must be delivered to the General Partner and be made a part of the Partnership records.
ARTICLE FIVE
PARTNERSHIP MANAGEMENT
Section 5.1 Role of General Partner.
The Partnership will be managed exclusively by the General Partner. Except for actions as to which the approval of Limited Partners is expressly required by this Agreement or by law, the General Partner will have complete discretion and authority over the property and assets of the Partnership and the conduct of its business.
Section 5.2 Authority as Agents.
Any General Partner, acting alone, is authorized to endorse for deposit only, checks, drafts, and evidences of indebtedness in favor of the Partnership.
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Section 5.3 Conclusive Evidence of Authority.
Any contract, document, or instrument of whatever description may be relied on by a person when duly executed on behalf of the Partnership by the General Partner, and in no event may a contract, document, or instrument be invalidated for lack of authority in the absence of actual knowledge on the part of the person asserting reliance that the General Partner or Partners lacked actual authority to execute the same.
Section 5.4 Transactions Between Partnership and General Partner.
Notwithstanding that it may constitute a conflict of interest, unless otherwise specifically prohibited by this Agreement, the General Partner and its affiliates may enter into transactions with the Partnership (including, but not limited, to the purchase, sale, or lease of property, contracts of employment, and contracts or the provision of services), provided that:
(a)	Any such transactions are fair and reasonable to the Partnership, giving due regard to terms generally negotiated in similar transactions entered into at arm's length; and
(b)	Class A Limited Partners disinterested other than as Limited Partners and holding at least a majority of the Class A Percentage Interests then held by Class A Limited Partners approve the transaction.
Section 5.5  Payments to General Partner.
Except as provided in Section 5.4, the General Partner is entitled to receive the following payments only:
(a)
Management Fee. The General Partner will be entitled to a monthly management fee of Six Hundred Twenty-Five Dollars ($625.00) per active well (8/8th interest) prorated to the Partnership's interest per active well. The management fee may be changed from time to time by affirmative vote of a majority of the General Partner and a majority of the Percentage Interests held by Class A Limited Partners.

(b)
Reimbursement for Costs. The Partnership will reimburse the General Partner for the actual cost of goods, materials and outside services provided to, acquired for, or contracted for the benefit of the Partnership. The Partnership will also pay or reimburse the General Partner for organizational expenses incurred to form the Partnership, including but not limited to legal and accounting fees and costs.

Section 5.6  Power of Attorney.
Each Limited Partner appoints the General Partner, with full power of substitution, his, her, or its true and lawful attorney-in-fact, with full power and authority in his, her, or its name, place and stead to execute, acknowledge and verify any and all documents relating to such Limited Partner's participation in the Partnership, including by way of illustration but not limitation, the following:
(a)	The Certificate and any amendments thereto;
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(b)
Any instrument or document that may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership (provided that the admission, continuation, or dissolution and termination are duly approved in accordance with the terms of this Agreement), or to reflect any reduction in amount of a Partner's capital account.

This power of attorney is coupled with an interest, is irrevocable, and will survive the death or incapacity of the Limited Partner granting the same. The General Partner may exercise the power of attorney on behalf of each Limited Partner by signature of the General Partner as attorney-in-fact for all of the Limited Partners.
Section 5.7  Record Requirements and Inspection Rights.
(a) Partnership Records. The General Partner will keep the following documents at the Partnership office:
(i)	A current list of the full name and last known business or residence address of each Partner, together with the contribution and share in profits and losses of each Partner;
(ii)	A copy of the certificate of limited partnership and all certificates of amendment, and executed copies of any powers of attorney pursuant to which any certificate has been executed;
(iii)	Copies of the Partnership's federal, state and local income tax or information returns and reports, if any, for the 6 most recent taxable years;
(iv)	Copies of the original Agreement and all amendments to the Agreement;
(v)	Financial statements of the Partnership for the 6 most recent Fiscal Years; and
(vi)	The Partnership's books and records for at least the current and past 3 Fiscal Years.
(b) Right to Inspect. Each Limited Partner has the right, upon reasonable notice, upon request, to:
(i)	Inspect and copy during normal business hours any of the Partnership records required to be maintained;
(ii)	Obtain from the General Partner, promptly after becoming available, a copy of the Partnership's federal, state, and local income tax or information returns for each year; and
(iii)
Receive from the General Partner within 90 days after the end of each taxable year, the information necessary for the Partner to complete his, her, or its federal and state income tax or information returns.

Section 5.8 Reports and Accountings.
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The Partnership's tax and Fiscal Year will end on the 31st day of December of each year (“Fiscal Year”). The General Partner will cause an annual financial report to be sent to each Partner not later than 120 days after the close of each Fiscal Year.  Limited Partners holding in the aggregate at least Fifty-one (51%) of the Percentage Interests of any Class then held by Limited Partners may make a written request to the General Partner for an income statement of the Partnership for the initial three-month, six-month, or nine- month period of any Fiscal Year ended not less than 30 days before or more than 395 days after the date of such request and a balance sheet as of the end of that period. Such statements must be delivered or mailed to the Limited Partners within 30 days after receipt of the request. All financial and tax information required to be prepared by the General Partner shall be prepared by a certified public accountant at Partnership expense.
ARTICLE SIX
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1 Allocations of Profits and Losses.
(a) Subject to Section 6.2 below, Net Profits and Net Losses (and, except as may otherwise be provided herein or by the Code or as necessary to be in accordance with the Partners’ interests in the Partnership, all related items of income, gain, loss, deduction and credit for federal income tax purposes) for each year shall be allocated between the Partners in such manner as shall cause the Capital Accounts of each Partner to equal, as nearly as possible, (i) the amount such Partners would receive if (A) all cash on hand at the end of such year were distributed to the Partners under Section 6.4, (B) all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, (C) all Partnership liabilities were satisfied in cash in accordance with their terms (limited, with respect to any Partnership Nonrecourse Liabilities and Partner nonrecourse debt, to the Carrying Value of the assets securing such liabilities) and (D) any remaining cash were distributed to the Partners under Section 6.4, minus (ii) an amount equal to such Partner’s allocable share of Minimum Gain as computed on the last day of such year in accordance with the applicable Regulations; provided, however, that if the aggregate Net Profits allocated to the General Partner for the current and all prior years does not equal the aggregate amount distributed to the General Partner under Section 6.4, for the current and all prior years, the allocations shall be adjusted (including by making gross allocations of items of Net Profits and Net Losses) to reduce such difference, to the extent possible, to zero.

(b) The General Partner shall be the “tax matters partner” or the “partnership representative” as applicable for U.S. federal income tax purposes.  The Partnership shall elect to expense intangible drilling costs pursuant to Code Section 263(c).  The Partnership, at the request of a Partner, shall make an election under Code Section 754 in the year in which the transfer of a Partnership Interest occurs.  The General Partner may make any election under the Code and Regulations as it deems advisable.  In addition, if any gain, as computed for tax purposes, on the sale or other disposition of Partnership property constitutes recapture of depreciation, intangible drilling costs, or depletion under Code Sections 291,1245, 1250 or 1254, such gain shall be allocated to the Partners in proportion to the amount of deductions previously claimed by them giving rise to such recapture.
Section 6.2 Special Allocations.
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(a) Notwithstanding any of the provisions of Section 6.1 or this Section 6.2 to the contrary:
(i)
If during any Fiscal Year of the Partnership there is a net increase in Minimum Gain attributable to a Partner nonrecourse debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner nonrecourse debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner nonrecourse debt and then, if necessary, a pro-rata portion of the Partnership’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner nonrecourse debt in the subsequent year) equal to such Partner’s share of Partner Nonrecourse Deductions, as determined in accordance with applicable Regulations.

(ii)
If for any Fiscal Year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership nonrecourse liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership nonrecourse liabilities and then, if necessary, a pro-rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership nonrecourse liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership nonrecourse liability), as determined in accordance with applicable Regulations.

(iii)
If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner nonrecourse debt, each Partner bearing the economic risk of loss for such Partner nonrecourse debt shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner nonrecourse debt, and then, if necessary, a pro-rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure such that the Partner nonrecourse debt becomes partially or wholly a Partnership nonrecourse liability or by the Partnership’s use of capital contributed by such Partner to repay the Partner nonrecourse debt) as determined in accordance with applicable Regulations.

(b) The Net Losses allocated pursuant to this ARTICLE SIX shall not exceed the maximum amount of Net Losses that can be allocated to a Partner without causing or increasing
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a deficit balance in the Partner’s Adjusted Capital Account balance.  All Net Losses in excess of the limitations set forth in this Section 6.2(b) shall be allocated to Partners with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances.
(c) In the event that a Partner unexpectedly receives any adjustment, allocation or distribution described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Partner’s Adjusted Capital Account, items of Partnership income and gain shall be allocated to that Partner in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.
(d) The allocations set forth in subsections (a), (b) (last sentence), and (c) of this Section 6.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 6.2(d).  Therefore, notwithstanding any other provisions of this ARTICLE SIX (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 6.1 and the remaining subsections of this Section 6.2.
(e) In the case of any property the Carrying Value of which differs from its adjusted tax basis, items of income, gain, loss and deduction shall, solely for income tax purposes, be allocated as required under Section 704(c) of the Code and the applicable Regulations to take account of such difference.  In making such allocations, the General Partner shall use such method or methods of allocation as it shall determine, in its absolute discretion, to be reasonable and in accord with applicable Regulations.
(f) In the event a Partnership Interest is issued to a Person and the issuance of such Partnership Interest results in items of income or deduction to the Partnership, such items of income or deduction shall be allocated to the Partners in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Partnership Interest.
Section 6.3 Allocations in Respect of Transferred Interests.
(a) In General. If a Partner's Percentage Interest is transferred, or is increased or decreased (by the admission of a new Partner or otherwise) during a Fiscal Year, each item of gain, loss, deduction, or credit of the Partnership for that Fiscal Year will be assigned to the specific date on which the item is realized, accrued, or incurred, and each Partner will be allocated his, her, or its respective share of the item based on his, her, or its Percentage Interest at the close of business on that date.
(b) Accounting Rule. Notwithstanding subsection (a) of this Section 6.3, for purposes of accounting convenience, transfers, increases, and decreases in Percentage Interest and the incidence of gain, loss, deduction, or credit other than gain or loss attributable to sales or dispositions of Partnership assets, will be deemed to have occurred at the close of business on the last day of the calendar month in which such events actually occur.
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(c) Dispositions of Assets. Notwithstanding any other provision apparently to the contrary, gain or loss realized in connection with sales or other dispositions of Partnership assets will be allocated solely on the basis of Percentage Interests owned on the date of sale or disposition.
Section 6.4 Distributions of Partnership Assets.
Subject to restrictions under applicable law, or otherwise under this Agreement, the General Partner may elect from time to time to make distributions of cash deemed available in accordance with Section 6.4(a), giving due regard to Partnership income, its debts and obligations then owing, and the need for reasonable reserves against debts and obligations coming due in the future. In addition, the General Partner may make distributions under Article 8 in accordance with the priority set forth in Section 6.4(a).  Distributions will be made in accordance with the provisions of this Section 6.4 to Partners (or their assignees) of record on the actual date of the distribution. Neither the Partnership nor any General Partner will incur any liability for making distributions in accordance with this provision.
(a) The General Partner may distribute available cash from time to time to the Partners, or any Partnership assets or property after satisfying Partnership liabilities pursuant to Article 8, in the following manner and order of priority:
(i)
First:  to the Class D Limited Partners in payment of their unpaid Class D Preferred Return, applied in the order of its chronological accumulation (oldest to newest), and secondarily, with respect to Class D Preferred Return of equivalent age from the date of the respective Class D Capital Contributions, applied pro-rata in accordance with the amount of such unpaid Class D Preferred Return payable to each Class D Limited Partner at the time of such distribution, until each Class D Limited Partner has received cumulative distributions pursuant to this clause (i) in an amount equal to the Class D Preferred Return on all Class D Capital Contributions made by such Class D Limited Partner to the Partnership;

(ii)
Second:  to the Class D Limited Partners, pro-rata in accordance with their respective Class D Sharing Ratios, until the Class D Limited Partners have received cumulative distributions pursuant to this clause (ii) in an aggregate amount equal to their aggregate Class D Capital Contributions;

(iii)
Third:  to the Class C Limited Partners in payment of their unpaid Class C Preferred Return, applied in the order of its chronological accumulation (oldest to newest), and secondarily, with respect to Class C Preferred Return of equivalent age from the date of the respective Class C Capital Contributions, applied pro-rata in accordance with the amount of such unpaid Class C Preferred Return payable to each Class C Limited Partner at the time of such distribution, until each Class C Limited Partner has received cumulative distributions pursuant to this clause (iii) in an amount equal to the Class C Preferred Return on all Class C Capital Contributions made by such Class C Limited Partner to the Partnership;

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(iv)
Fourth:  to the Class C Limited Partners pro-rata in accordance with their respective Class C Sharing Ratios, until the Class C Limited Partners have received cumulative distributions pursuant to this clause (iv) in an aggregate amount equal to their aggregate Class C Capital Contributions;

(v)
Fifth:  to the Class B Limited Partners in payment of their unpaid Class B Preferred Return, applied in the order of its chronological accumulation (oldest to newest), and secondarily, with respect to Class B Preferred Return of equivalent age from the date of the respective Class B Capital Contributions, applied pro-rata in accordance with the amount of such unpaid Class B Preferred Return payable to each Class B Limited Partner at the time of such distribution, until each Class B Limited Partner has received cumulative distributions pursuant to this clause (v) in an amount equal to the Class B Preferred Return on all Class B Capital Contributions made by such Class B Limited Partner to the Partnership;

(vi)
Sixth:  to the Class B Limited Partners, pro-rata in accordance with their respective Class B Sharing Ratios, until the Class B Limited Partners have received cumulative distributions pursuant to this clause (vi) in an aggregate amount equal to their aggregate Class B Capital Contributions;

(vii)	Seventh: to the Class A Partners, pro-rata in accordance with their Class A Sharing Ratios, until their Capital Accounts have been reduced to zero;
(viii)	Eighth: all remaining proceeds shall be distributed to the Class A Partners, pro rata in accordance with their respective Class A Sharing Ratios.
(b) After the General Partner has determined the allocations to be made pursuant to Section 6.1, 6.2 and 6.3, but before the General Partner has made distributions pursuant to this Section 6.4(a), the General Partner, may at its discretion, make tax distributions of Partnership funds not needed for the payment of existing for foreseeable Partnership obligations and expenditures, if any and limited to the amount thereof, to all of the Partners (pro-rata in proportion to their respective shares of the Net Profits allocated to the Partners and taking into consideration Net Losses in prior years) of amounts that the General Partner determines are sufficient to satisfy all or a portion of the projected deemed income tax liability arising with respect to a Partner’s ownership interest in the Partnership (calculated based upon a combined federal, state and local income tax rate of an individual resident in Santa Barbara, California).  Any distributions to the Partners under this Section 6.4(b) shall be determined by the General Partner, in its reasonable discretion, based on the assumed income tax rate, and otherwise based on such reasonable assumptions as the General Partner determines in good faith to be appropriate.  Any distributions to the Partners under Section 6.4(b) shall be treated as a preliminary distribution of future amounts due to the Partners under Section 6.4(a) and any future distributions due to the Partners under Section 6.4(a) shall be adjusted so that, to the greatest extent possible, all distributions are according to Section 6.4(a) priorities.

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(c) The General Partner may also elect to distribute in kind securities or other property owned by the Partnership to the Partners.  In the event of any such distribution, (i) for all purposes of this Agreement such Securities or other property will be deemed to have been sold on the date of distribution for an amount equal to the value thereof on such date as determined by the General Partner, with the approval of a Majority in Interest of the Class A Limited Partners, and (ii) such securities or other property will be distributed to the Partners in the same proportion that cash received upon a sale of such securities or other property at such value would have been distributed pursuant to Section 6.4(a).

(d) No Partner has the right to demand or receive distributions of property other than cash. No Partner may be compelled to receive an in-kind distribution, except on liquidation, and in no event may a Partner be required to accept an in-kind distribution in lieu of a proportionate share of cash being distributed to other Partners.
Section 6.5 Return of Distributions.
Except for distributions made in violation of this Agreement or applicable law, no Partner will be obligated to return any distribution to the Partnership or to pay the amount of any distribution for the account or a Partner or a creditor of the Partnership.
Section 6.6 Tax Consequences of Allocations.
The Partners understand and acknowledge that Net Profits allocated to them constitute taxable income and agree to report that income in accordance with the allocations contained in this Article for federal and state income tax purposes.
ARTICLE SEVEN
TRANSFER OF PARTNERSHIP INTERESTS
Section 7.1 Transfer Defined.
As used in this Article Seven with respect to a Partnership Interest, the term “transfer” refers to a transaction by which a Partner alters his, her, or its economic participation in a Partnership Interest and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise. Transfer does not include a devise, bequest or other testamentary transfer or a transfer between shareholders of a corporation owning the Partnership Interest.
Section 7.2 Assignment Prohibited.
No Partnership Interest may be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article Seven, and any transfer or purported transfer of a Partnership Interest not made in accordance with this Article Seven will be effective only to the extent set forth in Section 7.7.
Section 7.3 Additional Restrictions.
Notwithstanding any other provision contained in this Agreement, no Partner may transfer his, her, or its Partnership interest in contravention of federal or state securities laws, or
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if the Percentage Interest to be transferred, when added to the total of all other Partnership Interests transferred in the preceding 12 calendar months, would cause a termination of the Partnership for federal income tax purposes, as determined by the General Partner.
Section 7.4 Rights of Representatives.
If a Partner who is a natural person dies, or is adjudged incompetent, the Partner's executor, administrator, guardian, conservator, or legal representative may exercise the rights of the Partner under this Agreement for purposes of administering the Partner's property or settling the Partner's estate. If a Partner is a corporation, trust, or other entity, and is dissolved or terminated, the Partner's legal successor or representative may exercise its rights. Nothing contained in this Section 7.4 will constitute any such executor, administrator, guardian, conservator, representative, or successor a Substituted Limited Partner, unless admitted as such pursuant to Section 7.6.
Section 7.5 Transfer of General Partnership Interest.
(a) Transfer Prohibited. The General Partner may not voluntarily resign, withdraw or transfer all or any portion of their interests as General Partner except as provided in this Section 7.5.
(b) Requirements of Permitted Transfer. A General Partner seeking to resign, withdraw, or transfer its interest must so notify the Limited Partners. The notice must include the nature of the proposed transaction and the identity of the party to whom the General Partner intends to transfer its Partnership Interest, and there must be attached to the notice, an opinion of the Partnership's counsel that the resignation, withdrawal, or transfer will not subject the Partnership to federal income taxation as an association taxable as a corporation. To be valid under this Agreement, the transaction must be approved, either by vote or written consent of Limited Partners holding at least fifty percent (50%) of the Percentage Interests held by Limited Partners.
Section 7.6 Transfer of Limited Partner's Interest.
(a) Right of First Refusal (Class A Limited Partners Only). A Class A Limited Partner desiring to transfer all or any part of his, her, or its Class A Limited Partnership Interest (“Offering Partner”) must first offer it to the General Partner (“Offeree General Partner”) and to the Class A Limited Partners (“Offeree Limited Partners”) as follows:
(i)
The Offering Partner must deliver a written notice to the Partnership setting forth the amount of the Class A Limited Percentage Interest proposed to be transferred (“Offered Interest”), a description of the proposed transaction, and the name and address of the proposed transferee.

(ii)
The Offeree General Partner will have forty-five (45) days after receipt of the Offering Notice to purchase not less than all of the Offered Interest on the terms set forth therein. If the Offeree General Partner fails or elects not to purchase the Offered Interest, the interest must then be offered to the Offeree Limited Partners, in proportion to their then ownership of Class A Limited Partnership Interests, for an additional period of forty five (45)

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days at the same price and terms. If all Offerees fail or elect not to purchase the interest, the Offering Partner may transfer the Offered Interest at any time within thirty (30) days after the expiration of the right of first refusal provided the transfer is on terms no less favorable to the Offering Partner than those set forth in the Offering Notice and otherwise complies with Section 7.3.

(b) Substituted Limited Partner. The transferee of a Class A Limited Partnership Interest pursuant to the provisions of Section 7.6(a) will be substituted in the place of the Offering Partner with all the rights and privileges of a Class A Limited Partner of the Partnership (“Substituted Limited Partner”). Any other transferee of a Limited Partnership Interest of any Class may be admitted as a Substituted Limited Partner in the sole and unfettered discretion of the General Partner.
Section 7.7 Transfers in Violation of Agreement.
(a) General Partner's Interest. Any purported transfer of General Partner's interest in contravention of Section 7.5 will be absolutely void, and will automatically result in the conversion of General Partner's capital account into a non-interest bearing loan to the Partnership, subordinated to all other debts and obligations of the Partnership, due and payable only on termination of the Partnership as provided in Article Eight. The General Partner attempting the transfer will be deemed to have withdrawn as General Partner, and the Limited Partners, acting pursuant to Section 8.1(a), will elect whether to carry on the business of the Partnership by one or more substituted General Partners.
(b) Limited Partner's Interest. Purported transfer of a Limited Partner's Partnership Interest in violation of Section 7.6 will constitute a transfer of the economic interest only. The purported transfer conveys only the purported transferor's right to a share of the Partnership's net profits and distributions and conveys no right to vote or exercise any other rights of a Limited Partner. Notwithstanding the foregoing, if the General Partner determines in its sole discretion that a purported transfer would result in a termination of the Partnership for federal income tax purposes, then the purported transfer is absolutely null and void and transfers nothing.
ARTICLE EIGHT
 DISSOLUTION
Section 8.1 Termination.
The Partnership will not be dissolved by the admission of Substituted Limited Partners or additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. The Partnership will continue in effect until the Termination Date unless sooner terminated upon the occurrence of any one or more of the following events:
(a) The passage of six (6) months after the insolvency or dissolution of the General Partner, unless Limited Partners holding a majority of the Percentage Interests elect to carry on the business pursuant to Section 4.4(b);
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(b) The sale of all or substantially all of the Partnership's assets pursuant to the terms of this Agreement;
(c) The affirmative vote of Limited Partners holding a majority of the Percentage Interests;
(d)	Termination pursuant to the RLPA or other applicable laws.
Section 8.2 Winding Up of Partnership Affairs.
On the occurrence of an event specified in Section 8.1, the General Partner other than those who caused the termination in violation of this Agreement, or if there is no such General Partner, a liquidator approved by Class A Limited Partners holding a majority of the Class A Percentage Interests owned by Limited Partners (the “Liquidator”) will liquidate the assets of the Partnership, and apply and distribute the proceeds of liquidation in the following order of priority (unless otherwise required by mandatory provisions of applicable law):
(a)	Payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law;
(b)	Creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and
(c)
To the Partners in accordance with Section 6.4(a); provided that in the final year of liquidation, the General Partner shall have the power to make allocations under Section 6.1 with respect to the final year’s Net Profit or Net Loss to put the Partner’s Capital Accounts in balance with the intended distributions under Section 6.4(a).

Section 8.3 Distributions in Kind.
Notwithstanding the provisions of Section 8.2, but subject to the order of priorities set forth therein, if, prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets (except those necessary to satisfy liabilities of the Partnership) or distribute to the Partners, in lieu of cash, either individually or as tenants in common such Partnership assets as the Liquidator deems unsuitable for liquidation. Any such distributions in kind may be made only with due regard to the fair market value of the assets at the date of distribution (determined by any reasonable valuation method) and only if, in the good-faith judgment of the Liquidator, distributions in kind are in the best interest of the Limited Partners.
Section 8.4 Cancellation of Certificate of Limited Partnership.
Upon completion of the distribution of Partnership cash and property as provided in Sections 8.2 and 8.3, the Partnership will be terminated and the Liquidator will cause a cancellation of the Certificate of Limited Partnership to be filed and will take any other actions necessary to terminate the Partnership under applicable law.
Section 8.5 Return of Capital.
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The General Partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return will be made solely from Partnership assets.
Section 8.6 Waiver of Actions.
Except as expressly provided in this Agreement, no Partner will take any voluntary action that would directly cause the dissolution of the Partnership. The Partners expressly acknowledge and agree that the provisions of this Agreement provide fair treatment of all parties and an equitable division of Partnership assets. Accordingly, except where the Liquidator fails to take the actions required by this Article, each Partner waives the right to initiate legal action for judicial dissolution, for partition of Partnership property, or for the appointment of a receiver or trustee to liquidate the business and assets of the Partnership.
ARTICLE NINE
 MISCELLANEOUS
Section 9.1 Entire Agreement.
This Agreement, which includes the attached schedules and exhibits, and the Certificate contain the entire agreement and understanding among the Partners with respect to the subject matter hereof. Correspondence, memoranda or agreements, whether written or oral, originating before or contemporaneously with this Agreement are superseded by this Agreement except insofar as they are incorporated by reference. No representations or warranties other than those contained in this Agreement will be binding on the Partners or have any force or effect.
Section 9.2 Amendment.
This Agreement may be amended only by a document in writing approved and duly executed in accordance with the terms of this Agreement.
Section 9.3 Representatives and Successors.
This Agreement will be binding on and, to the extent set forth herein, will inure to the benefit of the executors, administrators, heirs, legal successors, and assigns of the Partners.
Section 9.4 Parties in Interest.
Except as expressly provided in this Agreement or in the RLPA, nothing contained herein is intended to confer any rights or remedies on any person not a party to this Agreement.
Section 9.5 Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of California and each Partner consents to the exclusive jurisdiction of state and federal courts sitting in California in any action arising under this Agreement or connected in any way with the Partnership. Each Partner also agrees that service of process by registered or certified mail, sent to his, her, or its address as specified in Section 9.8, will be sufficient to establish
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personal jurisdiction, and will constitute the functional equivalent of personal service within the State of California for that purpose.
Section 9.6 Interpretation of Agreement.
(a) In the event of a conflict regarding the interpretation of this Agreement, the Partners agree that no presumption or burden of proof or persuasion is to be implied from the fact that this Agreement was prepared by or on behalf of any Partner or counsel to any Partner.
(b) Article and section headings are for reference only and are not a part of this Agreement.
(c) Whenever the context requires, the masculine gender includes the feminine or neuter, the neuter includes both, singular includes plural, and plural includes singular.
(d) If any provision contained in this Agreement or its application to any person is held by a court of competent jurisdiction to be unlawful, void, or for any reason unenforceable, the holding will in no way affect the validity of the remainder of this Agreement or its application to any other person or persons.
Section 9.7 Additional Documents.
Each Partner agrees to execute and deliver all additional documents and instruments and to take all additional acts as may be necessary or proper to effectuate the intent of this Agreement.
Section 9.8 Counterparts.
This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will together constitute one and the same Agreement.
Section 9.9 Notices.
All payments, notices, statements, or other instruments that the General Partner may be required or desire to deliver to the Partners in connection with this Agreement may be delivered to the Partners personally or may be mailed to each Partner at the address set forth in Schedule A, or such other address as the Partners may designate from time to time in writing.
Section 9.10 Attorney Fees.
In the event of any dispute among the Partners with reference to the Partnership or this Agreement, the prevailing party or parties will be entitled to recover from the other party or parties all reasonable fees, costs and expenses (including attorney fees) paid or incurred, whether the dispute is resolved through litigation, arbitration, or otherwise.
Section 9.11 Remedies Cumulative.
Except as otherwise specifically provided, the remedies provided in this Agreement are cumulative, and are not intended to exclude any other remedies available at law or in equity.
Section 9.12 Time of the Essence.
Time is of the essence of this Agreement.
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WITNESS the execution of this Agreement as of the date first above written.
GENERAL PARTNER

Matrix Oil Management Corporation

By: _______________________________
Name: Michael McCaskey
Title: President

SCHEDULE “A”
TO
 LIMITED PARTNERSHIP AGREEMENT
of
Matrix Investments, L.P.
Name Of Partner	Class A Ownership %	Capital Account as of
		December 31, 2016

TOTAL	100.000%

Schedule A - Page 1

JORDAN ENTERPRISES LIMITED PARTNERSHIP By: Walou Corp., its general partner By: Name: Johnny Jordan Title: President	MEETEETSE LIMITED PARTNERSHIP By: Hot Springs Rach Corp., its general partner By: Name: Jeffrey Kerns Title: Chief Financial Officer
PEM RESOURCES LIMITED PARTNERSHIP By: PEM Management Corporation, its general partner By: Name: Michael McCaskey Title: President	LOREN ENTERPRISES, L.P. By: Sugar Shack Enterprises LLC, its general partner By: Name: George Loren Title: President
JRS ENERGY INVESTMENTS, LLC By: Name: Jay Scheevel Title: Manager	OAKVIEW INVESTMENTS LP By: OVE Inc., its general partner By: Name: Joe Paquette Title: President
GROVES INVESTMENTS, LP By: GROVES INVESTMENTS CORPORATION, its general partner By: Name: Randy Groves Title: President	MATRIX OIL MANAGEMENT CORPORATION By: _________________________ Name: Michael McCaskey Title: President

Schedule A - Page 2

SCHEDULE “B”
TO
 LIMITED PARTNERSHIP AGREEMENT
of
Matrix Investments, L.P.
Holders of the Subordinated Debt dated June 15, 2016, named on this Schedule B have exchanged their Subordinated Debt, in the aggregate amount of $1,850,000.00, for Class B Limited Partnership Interests with an initial Capital Account equal to the aggregate principal amount of such Subordinated Debt as indicated below on this Schedule B.  Accrued and unpaid interest, if any, with respect to such Subordinated Debt has not been exchanged but the amount thereof shall be deemed an account payable of the Partnership to the Class B Limited Partner as of the date hereof.
Name of Limited Partner	Subordinated Debt Exchanged	Class B Ownership Percentage	Capital Account as of December 31, 2016

TOTAL	$1,850,000.00	100.00%

Schedule B - Page 1

JORDAN ENTERPRISES LIMITED PARTNERSHIP By: Walou Corp., its general partner By: Name: Johnny Jordan Title: President	MEETEETSE LIMITED PARTNERSHIP By: Hot Springs Rach Corp., its general partner By: Name: Jeffrey Kerns Title: Chief Financial Officer
PEM RESOURCES LIMITED PARTNERSHIP By: PEM Management Corporation, its general partner By: Name: Michael McCaskey Title: President	JRS ENERGY INVESTMENTS, LLC By: Name: Jay R. Scheevel Title: Member and Operating Manager
SIRC PROPERTIES, LLC By: Name: Jonathan M. Clarkson Title: President	GROVES INVESTMENT PROFIT SHARING PLAN By: Name: Randy J. Groves Title: President
OAKVIEW INVESTMENTS LP By: OVE Inc., its general partner By: Name: Joseph Paquette Title: President
Schedule B - Page 2

SCHEDULE “C”
TO
 LIMITED PARTNERSHIP AGREEMENT
of
Matrix Investments, L.P.
Holders of the Subordinated Debt dated June 6, 2016, June 7, 2016, July 6, 2016, and August 22, 2016, named on this Schedule C have exchanged their Subordinated Debt, in the aggregate amount of $3,274,000.00, for Class C Limited Partnership Interest with an initial Capital Account equal to the aggregate principal amount of such Subordinated Debt as indicated below on this Schedule C.  Accrued and unpaid interest, if any, with respect to such Subordinated Debt has not been exchanged but the amount thereof shall be deemed an account payable of the Partnership to the Class C Limited Partner as of the date hereof.
Name of Limited Partner	Subordinated Debt Exchanged	Class C Ownership Percentage	Capital Account as of December 31, 2016

JORDAN ENTERPRISES LIMITED PARTNERSHIP By: Walou Corp., its general partner By: Name: Johnny Jordan Title: President	MEETEETSE LIMITED PARTNERSHIP By: Hot Springs Rach Corp., its general partner By: Name: Jeffrey Kerns Title: Chief Financial Officer
By: Name: Nelda Mae Swift
Schedule C - Page 1

SCHEDULE “D”
TO
 LIMITED PARTNERSHIP AGREEMENT
of
Matrix Investments, L.P.
Holders of the Subordinated Debt dated June 15, 2016, named on this Schedule D have exchanged their Subordinated Debt, in the aggregate amount of $15,000,000.00, for Class D Limited Partnership Interest with an initial Capital Account equal to the sum of the aggregate principal amount of such Subordinated Debt, as indicated below on this Schedule D.  Accrued and unpaid interest, if any, with respect to such Subordinated Debt has not been exchanged but the amount thereof shall be deemed an account payable of the Partnership to the Class D Limited Partner as of the date hereof.
Name of Limited Partner	Subordinated Debt Exchanged	Class D Ownership Percentage	Capital Account as of December 31, 2016

By: Name: Johnny Jordan	By: Name: Jeffrey R. Kerns

Schedule D - Page 1